Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MOBILE IRON, INC.

The undersigned, Robert Tinker, hereby certifies that:

1. He is the duly elected and acting President and Chief Executive Officer of Mobile Iron, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on July 23, 2007. The original name of the corporation was Mobile Iron, Inc.

3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

“ARTICLE I

The name of this corporation is MobileIron, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 184,505,831 shares, each with a par value of $0.0001 per share. 115,000,000 shares shall be Common Stock and 69,505,831 shares shall be Preferred Stock. 18,604,666 shares of Preferred Stock shall be designated “Series A Preferred Stock, 16,225,758 shares of Preferred Stock shall be designated “Series B Preferred Stock,” 13,281,250 shares of Preferred Stock shall be designated “Series C Preferred Stock,” 6,550,505 shares of Preferred Stock shall be designated “Series D Preferred Stock,” 6,429,159 shares of Preferred Stock shall be designated “Series E Preferred Stock and 8,414,493 shares of Preferred Stock shall be designated “Series F Preferred Stock.” The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall collectively be referred to as the “Preferred Stock”. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall collectively be referred to as the “Junior Preferred”.

(B) Reverse Stock Split. Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation, (i) each 7 outstanding shares of the Corporation’s Common Stock shall be combined and reconstituted as 5 shares of the Corporation’s outstanding Common Stock, (ii) each 7 outstanding shares of the Corporation’s Series A Preferred Stock shall be combined and reconstituted as 5 shares of the Corporation’s outstanding Series A Preferred Stock, (iii) each 7 outstanding shares of the Corporation’s Series C Preferred Stock shall be combined and reconstituted as 5 shares of the Corporation’s outstanding Series C Preferred Stock, (iv) each 7 outstanding shares of the Corporation’s Series D Preferred Stock shall be combined and reconstituted as 5 shares of the Corporation’s outstanding Series D Preferred Stock, (v) each 7 outstanding shares of the Corporation’s Series E Preferred Stock shall be combined and reconstituted as 5 shares of the Corporation’s outstanding Series E Preferred Stock and (vi) each 7 outstanding shares of the Corporation’s Series F Preferred Stock shall be combined and reconstituted as 5 shares of the Corporation’s outstanding Series F Preferred Stock (collectively, the “Reverse Stock Split”); provided, however, if the Reverse Stock Split would result in the issuance of any fractional shares, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the effective date of the Reverse Stock Split as determined in good faith by the Corporation’s Board of Directors (the “Board”). The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock or Preferred Stock are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares resulting from the Reverse Stock Split unless either the certificates evidencing such shares of Common Stock or Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Notwithstanding the foregoing, the par value of each share of the Corporation’s outstanding Common Stock and Preferred Stock will not be adjusted in connection with the Reverse Stock Split. All share amounts, dollar amounts and other provisions in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Reverse Stock Split, and no further adjustments shall be made to the share amounts, dollar amounts and other provisions, except in the case of any stock splits, reverse splits, recapitalization and the like occurring after the effective time of the Reverse Stock Split.

(C) Powers, Preferences, Rights and Restrictions of Preferred Stock. The powers, preferences, rights and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(C).

1. Dividend Provisions. No dividend or distribution (other than a dividend payable solely in Common Stock and other than a distribution pursuant to Section 2 below) shall be paid on shares of Common Stock or Junior Preferred unless in such fiscal year there shall have been paid, or set aside for payment in such fiscal year, dividends, out of any assets legally available therefor to the holders of Series F Preferred Stock, at the rate of $0.59724 per share (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like (collectively, “Stock Split Changes”) with regard to the Series F Preferred Stock) per annum on each outstanding share of Series F Preferred Stock. After the foregoing payment of dividends to the holders of Series F Preferred Stock, no dividend or distribution (other than a dividend payable solely in Common Stock and other than a distribution pursuant to Section 2 below) shall be paid on shares of Common Stock unless in such fiscal year there shall have been paid, or set aside for payment in such fiscal year, dividends, out of any assets legally available therefor, to the holders of Junior Preferred on a pari passu basis at the rate of (a) $0.042 per share (as adjusted for Stock Splits Changes with regard to the Series A Preferred Stock) per annum on each outstanding share of Series A Preferred Stock, (b) $0.056826 per share (as adjusted for Stock Split Changes with regard to the Series B Preferred Stock) per annum on each outstanding share of Series B Preferred Stock, (c) $0.10752 per share (as adjusted for Stock Split Changes with regard to the Series C Preferred Stock) per annum on each outstanding share of Series C Preferred Stock, (d) $0.25648 per share (as adjusted for Stock Split Changes with regard to the Series D Preferred Stock) per annum on each outstanding share of Series D Preferred Stock, and (e) $0.59724 per share (as adjusted for Stock Split Changes with regard to the Series E Preferred Stock) per annum on each outstanding share of Series E Preferred Stock. All such Preferred Stock dividends shall not be cumulative and shall be payable when, as and if declared by the Board. After payment of all such Preferred Stock dividends, any additional dividends or distributions (other than a dividend payable solely in Common Stock and other than a distribution pursuant to Section 2 below) shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).

2. Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), the holders of the Series F Preferred Stock shall be entitled to receive, from the assets legally available therefor prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Preferred and Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price (as defined below) for the Series F Preferred Stock (the “Series F Liquidation Preference”). If, upon the occurrence of such event, the assets, or the consideration received in such transaction, thus distributed among the holders of the Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full Series F Liquidation Preference, then such assets (or consideration) of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series F Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive pursuant to this Section 2(a).

(b) After payment in full of the Series F Liquidation Preference as set forth in Section 2(a) above, upon any Liquidation Event, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Junior Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such Liquidation Event, for each share of Junior Preferred held by them, on a pari passu basis, an amount per share of Junior Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on the Junior Preferred. If, upon any such Liquidation Event, the assets of the Company, or the consideration received in such Liquidation Event, shall be insufficient to make payment in full to all holders of Junior Preferred of the liquidation preference set forth in this Section 2(b), then such assets (or consideration) remaining after the payment of the full Series F Liquidation Preference as set forth in Section 2(a) above shall be distributed among the holders of Junior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 2(b).

(c) The Original Issue Price shall be: (i) $0.70 per share for each share of Series A Preferred Stock, (ii) $0.9471 per share for each share of Series B Preferred Stock, (iii) $1.792 per share for each share of Series C Preferred Stock, (iv) $4.27448 per share for each share of Series D Preferred Stock, (v) $9.955036 per share for each share of Series E Preferred Stock and (vi) $9.955036 per share for each share of Series F Preferred Stock, in each case as adjusted for Stock Split Changes with regard to such series of Preferred Stock, plus in each instance an amount equal to any declared but unpaid dividends on such shares of Preferred Stock.

(d) Remaining Assets. Upon the completion of the distribution required by Sections 2(a) and 2(b) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation, pro rata based on the number of shares of Common Stock held by each.

(e) Provisions Related to Liquidation Events.

(i) Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(ii) Deemed Liquidation. For purposes of this Amended and Restated Certificate of Incorporation, a “Liquidation Transaction” means an Acquisition of the Corporation, provided that, except as set forth below, if the holders of at least 60% of the Preferred Stock elect not to treat the transaction as a Liquidation Transaction, an Acquisition of the Corporation shall be deemed not to constitute a Liquidation Transaction (the “Liquidation Waiver”). A Liquidation Transaction shall be treated as though it were a Liquidation Event for purposes of this Amended and Restated Certificate of Incorporation, thereby triggering an immediate obligation to pay the liquidation preference of the Series F Preferred Stock and Junior Preferred Stock pursuant to Sections 2(a) and 2(b) above. Notwithstanding anything to the contrary in this Section 2(e)(ii), in the event that any Liquidation Waiver would have the effect of denying the holders of Series F Preferred Stock any proceeds such holders would otherwise receive in the absence of such waiver, such Liquidation Waiver shall not be valid, and shall be of no effect, unless the holders of at least a majority of the then outstanding shares of Series F Preferred Stock also approve such Liquidation Waiver; provided, however, that in the event that the Series F Preferred Stock elects not to waive the treatment of an Acquisition of the Corporation as a Liquidation Transaction, the holders of at least 60% of the Preferred Stock and a majority of the Preferred Stock and Common Stock, voting together as single class, may waive the receipt of proceeds from the Corporation pursuant to this Section 2 on behalf of such holders without effect on the proceeds payable hereunder to the holders of the Series F Preferred Stock.

An “Acquisition of the Corporation” means (i) a sale, exclusive license, conveyance or other disposition of all or substantially all of the property or business of the Corporation, or (ii) a merger or consolidation with or into any other entity, unless the stockholders of the Corporation immediately before the transaction own 50% or more of the voting stock of the acquiring or surviving corporation following the transaction (taking into account, in the numerator, only stock of the Corporation held by such stockholders before the transaction and stock issued in respect of such prior-held stock of the Corporation), or (iii) any other transaction which results in (assuming an immediate and maximum exercise/conversion of all derivative securities issued in the transaction) the holders of the Corporation’s capital stock as of immediately before the transaction owning less than 50% of the voting power of the Corporation’s capital stock as of immediately after the transaction, provided, however, that an equity financing transaction in which the Corporation is the surviving corporation and does not (directly or through a subsidiary) receive any assets other than cash and rights to receive cash shall be deemed not to constitute an Acquisition of the Corporation. A series of related transactions shall be deemed to constitute a single transaction, and where such transactions involve securities issuances, they shall be deemed “related” if under applicable securities laws they would be treated as integrated.

(iii) Mechanics of Payment.

(A) In the event of a Liquidation Transaction effected by a merger or consolidation of the Corporation with or into any other entity (a “Merger Liquidation”), payment to the holders of Common Stock and Preferred Stock of the Corporation shall be made in the form of consideration specified in the definitive agreement evidencing such Merger Liquidation. In the event of a Liquidation Transaction that is effected other than by Merger Liquidation, or in the event that the definitive agreement evidencing a Merger Liquidation does not specify the form in which payment of the consideration should be made, the payment to the holders of Preferred Stock or required by this Section 2(e) shall be made 100% in cash unless the Board of Directors determines otherwise, provided, however, that (i) all holders of Preferred Stock must receive the same form or forms of consideration (and, if more than one form, in the same proportion) and (ii) all holders of Common Stock must receive the same form or forms of consideration (and, if more than one form, in the same proportion), unless the holders of at least 60% of the Preferred Stock then outstanding elect otherwise.

(B) Any and all payments under this Section 2(e) shall be from a corpus (“legally available for distribution”) equal to the excess, as of immediately after the Liquidation Transaction, of the total assets of the Corporation over a fair amount for satisfaction of the claims of existing creditors.

(C) If the nature of the Liquidation Transaction is such that the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D

Preferred Stock, Series E Preferred Stock or Series F Preferred Stock is not extinguished thereby, each respective holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock as applicable, shall be obliged to surrender such holder’s shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, to the Corporation upon payment to such holder of the amount required by this Section 2(e).

(iv) Valuation of Consideration. In the event of a Liquidation Transaction, if all or a portion of the consideration received by the Corporation is other than cash, its value will be set at its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(e)(iii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(v) Effect of Noncompliance. In the event the requirements of this Section 2(e) or the notice requirements of Article IV(E) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until such requirements have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately before the date the notice of the Liquidation Transaction should first have been sent pursuant to Article IV(E)(2).

3. Redemption. The Preferred Stock is not redeemable, provided, however, that this section shall not be construed to prevent the operation of Section 2(e) above.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the series of Preferred Stock by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be the Original Issue Price for the series of Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) the date specified by the vote or written consent of the holders of 60% of the then-outstanding shares of Preferred Stock, voting together as a class, or (ii) immediately before the closing of a firm commitment underwritten public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) in which the pre-offering valuation (calculated by multiplying the offering price per share by the fully diluted number of shares of Common Stock of the Company outstanding immediately prior to closing of the offering, including all shares then issuable upon conversion of convertible securities, all shares then issuable upon exercise of outstanding options, warrants or other rights to purchase securities of the Company, and all other shares reserved for future issuance pursuant to the Company’s stock plans or other equity incentive arrangements) is at least $400,000,000 and the aggregate gross proceeds to the Company are not less than $50,000,000 (prior to deduction of underwriters’ commissions and expenses) (such transaction, a “Qualified IPO”); provided however, that in the event such conversion is in connection with, or in contemplation of, (A) a Liquidation Event or Liquidation Transaction in which the per share amount the holders of Series F Preferred Stock shall be entitled to receive pursuant to the Series F Liquidation Preference is greater than the amount the holders of Series F Preferred Stock would be entitled to receive in connection with such Liquidation Event or Liquidation Transaction following conversion of such shares into Common Stock or (B) a public offering that does not constitute a Qualified IPO and the value of each share of Series F Preferred Stock (on an as-converted basis, based on the public offering price per share) is less than the Series F Liquidation Preference, then the consent or vote of the holders of at least a majority of the outstanding shares of Series F Preferred Stock shall be required to effect such conversion of the outstanding shares of Series F Preferred Stock pursuant to clause (i).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the remaining number of shares of Preferred Stock if less than all of the Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately before the close of business on (i) the date of such surrender of the shares of such series of Preferred Stock to be converted together with written notice of conversion or (ii) if applicable, at the time of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act or a Liquidation Transaction the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Liquidation Transaction, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately before the closing of such sale of securities or such Liquidation Transaction.

(d) Conversion Price Adjustments of Preferred Stock for Certain Stock Splits, Stock Dividends, Combinations/Reverse Splits and Dilutive Issuances. The respective Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Stock Splits and Dividends. In the event the Corporation should at any time after the date upon which any shares of Preferred Stock were first issued (the “Purchase Date” with respect to such series) effectuate a split or subdivision of the outstanding shares of Common Stock or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or in securities or rights convertible into or exchangeable or exercisable for, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”), without payment of any consideration, other than in the form of Corporation securities, by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such split or subdivision or as of such record date (or the payment date of such dividend or distribution if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be decreased by multiplying the previously applicable Conversion Price by a fraction whose numerator is the number of shares of Common Stock outstanding immediately before the split, subdivision or record date (or payment date) and whose denominator is (a) in the case of a split or subdivision, the number of shares of Common Stock outstanding immediately after the split or subdivision, (b) in the case of such a dividend/distribution record date, the sum of the number of shares of Common Stock outstanding immediately before such record date plus the number of shares of Common Stock issuable in such dividend/distribution plus the number of shares of Common Stock deemed issuable (without payment) as to any Common Stock Equivalents issuable in such dividend/distribution, with the number of shares issuable with respect to Common Stock Equivalents determined in the manner provided for deemed issuances in Section 4(d)(iii)(C) (subject to possible future recomputation in accordance therewith), and (c) in the case of such a dividend/distribution paid without the setting of a record date, the sum of the number of shares of Common Stock outstanding immediately before such dividend/distribution plus the number of shares of Common Stock issued in such dividend/distribution plus the number of shares of Common Stock deemed issuable (without payment) as to any Common Stock Equivalents issued in such dividend/distribution, with the number of shares issuable with respect to Common Stock Equivalents determined in the manner provided for deemed issuances in Section 4(d)(iii)(C) (subject to possible future recomputation in accordance therewith).

(ii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date for a series of Preferred Stock is decreased by a reverse split or combination of the outstanding shares of Common Stock, then, as of such reverse split or combination, the Conversion Price for a series of Preferred Stock shall be increased by multiplying the previously applicable Conversion Price by a fraction whose numerator is the number of shares of Common Stock outstanding immediately before the reverse split or combination and whose denominator is the number of shares of Common Stock outstanding immediately after the reverse split or combination.

(iii) Issuance of Additional Shares below Conversion Price. If the Corporation should issue, at any time after the Purchase Date for a series of Preferred Stock, as applicable, any Additional Shares (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately before the issuance of such Additional Shares, the Conversion Price for such series in effect immediately before each such issuance shall automatically be adjusted as set forth in this Section 4(d)(iii), unless otherwise provided in this Section 4(d)(iii).

(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(iii), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of Additional Shares, including the number of shares of common stock deemed issued pursuant to the following sentence (together, the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Shares. For purposes of the foregoing calculation, the term “Outstanding Common” shall not include shares of Common Stock deemed issued pursuant to Section 4(d)(iii)(C) below.

(B) Definition of “Additional Shares”. For purposes of this Section 4(d)(iii), “Additional Shares” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(iii)(C)) by the Corporation after the Purchase Date for the Series F Preferred Stock) other than

(1) Common Stock issued pursuant to stock splits and common-stock-on-common-stock dividends, as described in Section 4(d)(ii) hereof;

(2) Common Stock issued or issuable for compensatory purposes to employees, officers, consultants or directors of the Corporation, or other persons performing services for the Corporation, directly or pursuant to a stock option plan or restricted stock plan or agreement approved by the Board of Directors;

(3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions with federal or state charters or to lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions as approved by the Board of Directors, including at least two Preferred Directors;

(4) Capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors, including at least two Preferred Directors;

(5) Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors, including at least two Preferred Directors;

(6) Common Stock or other underlying security actually issued upon the conversion of the Preferred Stock or the conversion, exchange or exercise of any derivative security outstanding on the date hereof;

(7) Common Stock issued or issuable in a Qualified IPO that is approved by the Board of Directors, including at least two Preferred Directors;

(8) Common Stock issued or issuable as a result of the antidilution provisions of any derivative securities; and

(9) Common Stock issued, or issuable with the affirmative vote or written consent of at least 60% of the then outstanding shares of Preferred Stock, voting together as a class, in favor of a resolution which expressly states that such Common Stock is not to be considered Additional Shares; provided, however, that in the event that the then current fair market value of such Common Stock is below the Original Issuance Price of the Series F Preferred Stock and Series E Preferred Stock, respectively, the approval of at least a majority of the outstanding shares of the Series F Preferred Stock and Series E Preferred Stock (on an as-converted basis, voting as a single class) shall also be required.

(C) Rules Regarding Common Stock Equivalents. If (whether before, on or after the applicable Purchase Date), Common Stock Equivalents are issued, the following provisions shall apply for all purposes of this Section 4(d)(iii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, and including the effect of antidilution adjustments that have already been made) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (but including the effect of antidilution adjustments that have already been made) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(iii)(F)).

(2) In the event of any change in the number of shares of Common Stock deliverable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock Equivalents that remain convertible, exchangeable or exercisable and the number of shares of Common Stock previously actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(D) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(iii), except to the limited extent provided for in Sections 4(d)(iii)(C)(2) and 4(d)(iii)(C)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(iii) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately before such adjustment.

(E) No Fractional Adjustments. No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made before three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(F) Determination of Consideration. In the case of the issuance of securities for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(e) Other Distributions. In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(C)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(C)) provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of any series of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of any series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(i) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of 60% of the outstanding shares of Preferred Stock; provided, however, that in the event that the then current fair market value of the Company’s Common Stock is below the Original Issuance Price of the Series F Preferred Stock and the Series E Preferred Stock, respectively, the approval of at least a majority of the outstanding shares of the Series F Preferred Stock and Series E Preferred Stock (on an as-converted basis, voting as a single class) shall also be required. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights; Directors.

(a) Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same right to vote or act on all matters on which the holders of Common Stock have the right to vote or act and the holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting or action as to such matters on the same basis as the holders of Common Stock, and the holders of Common Stock and Preferred Stock shall vote together or act together thereon as if a single class on all such matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded downward to the nearest whole number.

(b) The holders of the Preferred Stock, voting together as a separate class, shall have the exclusive and special right at all times to elect three (3) members of the Board of Directors (each such member, a “Preferred Director”); the holders of the Common Stock, voting together as a separate class, shall have the exclusive and special right at all times to elect two (2) members of the Board of Directors (each such member, a “Common Director”); and the holders of Preferred Stock and Common Stock, voting together as a class, shall have the exclusive and special right to elect at all times the remaining members of the Board of Directors (each such member, a “Joint Director”).

(c) In the case of any vacancy in the office of the Preferred Director occurring among the Preferred Directors elected by the holders of Preferred Stock in accordance with the provisions of Section 5(b) above, the holders of Preferred Stock, voting together as a separate class, shall elect a successor or successors to serve for the unexpired term of the Preferred Director whose office is vacant. In the case of any vacancy in the office of a Common Director occurring among the Common Directors elected by the holders of Common Stock in accordance with the provisions of Section 5(b) above, the holders of Common Stock, voting together as a separate class, shall elect a successor or successors to serve for the unexpired term of the Common Director whose office is vacant. In the case of any vacancy in the office of a Joint Director as elected by the holders of Preferred Stock and Common Stock, voting together as a class, in accordance with the provisions of Section 5(b) above, the holders of Preferred Stock and Common Stock, voting together as a class, shall elect a successor or successors to serve for the unexpired term of the Joint Director whose office is vacant.

6. Protective Provisions.

(a) So long as any shares of Preferred Stock remain outstanding (as adjusted for Stock Split Changes), the Corporation shall not (by amendment, merger, consolidation or otherwise, and either directly or indirectly by subsidiary) without first obtaining the approval of at least 60% of the then outstanding shares of Preferred Stock, voting together as a class:

(i) effect (A) a liquidation, dissolution or winding up of the Corporation, or (B) an Acquisition of the Corporation;

(ii) alter or change the rights, preferences or privileges of the shares of any series of Preferred Stock so as to affect adversely the shares of such series;

(iii) increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock, or Common Stock;

(iv) authorize or issue, any other equity security, including any security (other than Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock) convertible into or exercisable for any equity security, having right, preferences, or privileges senior to or on parity with the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, including any security that is entitled to more than one vote per share;

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary at no greater than cost pursuant to the original terms of such agreements, or such modified terms as have been agreed to by the Board of Directors;

(vi) amend or waive any portion of the Corporation’s Restated Certificate or Bylaws in a manner that adversely affects the rights, preferences, or privileges of the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock;

(vii) change the authorized number of directors of the Corporation; or

(viii) declare or pay any dividend on any shares of Common Stock or Preferred Stock.

(b) So long as any shares of more than one series of Preferred Stock remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise, and either directly or indirectly by subsidiary) without first obtaining the approval of at least 60% of the then outstanding shares of each series of Preferred Stock so effected, with each series voting as a separate class on an as-converted basis, alter, amend or change the powers, rights, preferences or privileges of the Preferred Stock so as to affect one or more series of Preferred Stock (or the holders of such series of Preferred Stock) in a manner different and adverse from all other outstanding series of Preferred Stock (or the holders of all other outstanding series of Preferred Stock).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(D) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon a Liquidation Event or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(C).

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(E) Notices.

1. Notices. Any notice required by the provisions of this Restated Certificate to be given to stockholders shall be deemed given, subject to the additional provisions outlined below, if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notwithstanding the other provisions of this Restated Certificate, all notice periods or notice requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the outstanding shares that are entitled to such notice rights (and in the case of the Preferred Stock, at least 60% of the holders of the Preferred Stock).

2. Notices of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days before the stockholders’ meeting (if any) called to approve such Liquidation Transaction, or 10 days before the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval (if any) and closing of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of Section 2 of Article IV(C) and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein.

3. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of each affected class, at least 10 days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

ARTICLE V

Except as otherwise set forth herein, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. The number of directors shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, before such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.”

*    *    *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Mountain View, CA, on May 27, 2014.

/s/ Robert Tinker
Robert Tinker,
President and Chief Executive Officer

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